UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 7, 2012 (Date of Earliest Event Reported: May 1, 2012)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 3, 2012, Energy Partners, Ltd. (“EPL” or the “Company”) issued a press release announcing financial and operational results for the quarter ended March 31, 2012. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

The Company’s press release announcing its financial results for the quarter ended March 31, 2012 contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with United States generally accepted accounting principles (“GAAP”). Pursuant to the requirements of Regulation G, the Company has provided quantitative reconciliations within the press release of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the 2012 Annual Meeting, the stockholders of the Company voted on the following proposals:

(a) The election of six (6) individuals to the Company’s Board of Directors;

(b) The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2012; and

(c) The approval of, on a non-binding advisory basis, the Company’s executive compensation.

On the record date for the 2012 Annual Meeting, there were 39,385,705 shares of Common Stock issued, outstanding and entitled to vote. Under the rules of the New York Stock Exchange, with the exception of the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2012, brokers or other nominees did not have any discretionary authority at the meeting with respect to shares held in “street name.” Therefore, if a beneficial owner did not instruct its broker or other nominee how to vote on one of these non-discretionary matters, then the shares held by that beneficial owner were not present at the meeting for purposes of that matter. Accordingly, for purposes of the ratification of the independent registered public accountants, stockholders holding 32,067,594 shares were present at the meeting, in person or represented by proxy. For all other matters, stockholders holding 28,569,206 shares were present at the meeting, in person or represented by proxy.

At the 2012 Annual Meeting, the stockholders elected each of the director nominees to serve as directors until the Company’s 2013 annual meeting of stockholders. The six nominees were current directors of the Company who were re-elected. The voting for the directors was as follows:

Name of Nominee	Number of Votes Voted For	Number of Votes Withheld
Charles O. Buckner	27,396,099	1,173,107
Scott A. Griffiths	27,382,889	1,186,317
Gary C. Hanna	28,431,921	137,285
Marc McCarthy	28,419,054	150,152
Steven J. Pully	27,381,471	1,187,735
William F. Wallace	28,417,884	151,322

The stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2012:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining
32,038,880	9,262	19,452

Finally, the stockholders approved, on a non-binding advisory basis, the Company’s executive compensation:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining
24,402,514	2,783,798	1,382,894

In accordance with the voting results of the 2011 Annual Meeting, the Company has determined that it will conduct an advisory vote on executive compensation every year until the next vote on the frequency of stockholder votes on executive compensation. Stockholders must be given the opportunity to vote on the frequency of advisory votes on executive compensation at least once every six years.

Item 8.01	Other Events

On May 2, 2012, the Company’s Board of Directors authorized an increase to its existing program for the repurchase of outstanding common stock from an aggregate cash purchase price of $20 million to $40 million. Since the share repurchase was first implemented in August, 2011, the Company has repurchased 1,199,000 shares at an aggregate cash purchase price of approximately $15.9 million. The repurchased shares are held in treasury and could be used to provide available shares for possible resale in future public or private offerings and employee benefit plans. As of April 27, 2012, the Company had approximately 39.2 million shares of common stock outstanding.

The repurchase program will be executed in the open market on the New York Stock Exchange and in privately negotiated transactions. The Company would fund the stock repurchases out of its cash on hand. Based on EPL’s closing price on the NYSE of $16.08 per share on May 1, 2012, a $20 million buyback would represent approximately 3% of the Company’s 39.2 million outstanding shares of Common Stock.

The repurchased shares will be accumulated by the Company and held in treasury and could be used by the Company to provide available shares for possible resale in future public or private offerings and the Company’s employee benefit plans. The repurchases will be carried out in accordance with certain volume, timing and price constraints imposed by the Securities and Exchange Commission’s rules applicable to such transactions. The amount, timing and price of purchases will otherwise depend on market conditions and other factors.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Press Release dated May 3, 2012 announcing results for the quarter ended March 31, 2012.

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 7, 2012

ENERGY PARTNERS, LTD.

By:	/s/ DAVID P. CEDRO
David P. Cedro
Senior Vice President, Chief Accounting Officer, Treasurer and Corporate Secretary

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